Exhibit 99.1
Contact: Michael Sabella
Vice President, Investor Relations
(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended September 30, 2024

HOUSTON, Texas – October 23, 2024 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended September 30, 2024.

Third Quarter 2024 Financial Results
•Total revenue of $1.4 billion
•Net loss attributable to common stockholders of $979 million, or $2.50 per share
◦Includes an $885 million goodwill impairment, a $114 million asset retirement charge for rigs we are no longer marketing, and $7 million in merger and integration expenses
•Adjusted net income attributable to common stockholders of $2 million, or $0.00 per share
◦Excludes goodwill impairment, asset retirement charge, and merger and integration expenses
•Adjusted EBITDA of $275 million
◦Excludes goodwill impairment, asset retirement charge, and merger and integration expenses

Other Key Items
•Year-to-date through September 30, 2024: Cash from Operations of $860 million, Free Cash Flow of $322 million
•Returned $71 million to shareholders in the third quarter and $366 million in the first nine months of the year
◦Used $40 million to repurchase more than 4 million shares in the third quarter; since the close of the NexTier merger and Ulterra acquisition through September 30, 2024, returned $475 million to shareholders including $346 million in share repurchases
◦$780 million in remaining share repurchase authorization as of September 30, 2024
◦Declared a quarterly dividend on its common stock of $0.08 per share, payable on December 16, 2024 to holders of record as of December 2, 2024

Management Commentary

“It has been over a year since we closed the NexTier merger and Ulterra acquisition, and it is evident that we are stronger as a combined entity than we were on a standalone basis,” said Andy Hendricks, Chief Executive Officer. “Patterson-UTI has generated almost $570 million of free cash flow during the first four full quarters since the closing of those transactions, showcasing the robust cash flow-generating capability of our Company. We have also delivered on our commitment to return significant capital to shareholders, having returned more than 15% of our current market capitalization during the four quarters ended September 30, 2024 through dividends and share repurchases. Our resilient commercial and operating models are serving us well, and we believe we are well-positioned to continue generating substantial free cash flow.”

“U.S. Contract Drilling saw the benefit of a disciplined market with our quality asset base working for top tier customers, and we delivered another quarter of better-than-expected margins helped by relatively steady revenue per day and an improvement in costs. In Completion Services, natural gas prices and M&A activity caused some customers to delay completion activity, although we are seeing good financial results as we continue to roll out our electric fleets. Drilling Products revenue improved in the United States despite a lower industry rig count, and we achieved another quarter of improving adjusted gross profit.”

“We expect our rig count will remain relatively steady through the rest of the year, while completion activity is likely to experience a sequential slowdown due to typical holiday breaks and capital discipline being exercised by our customers into year-end,” continued Mr. Hendricks. “As we start to look towards 2025, we believe our rig activity will remain steady in both oil and natural gas basins, and we expect our Completion Services adjusted gross profit in the first half of 2025 will exceed our projected Completion Services results in the second half of this year. With our disciplined approach to capital allocation, we expect our free cash flow will remain strong, including in the fourth quarter this year.”

“The NexTier and Ulterra transactions expanded our capabilities and enhanced our ability to serve our customers and compete in a rapidly changing market. We have received very positive feedback so far from our first fully integrated drilling and completion offering, and we are in discussions with several more customers regarding similar arrangements,” said Mr. Hendricks. “We believe the long-term winners in U.S. shale will be the service providers that can offer a truly unique and difficult-to-replicate service to the customer, and over time, we are confident that our unique commercial and operational strategy will deliver value to our customers and our investors.”

“We delivered another quarter of strong free cash flow,” said Andy Smith, Chief Financial Officer. “We expect our 2024 capital expenditures to be below $700 million, even as we continue to increase our investment in next generation assets and improve our asset quality across the entire business. When including the recent Board of Directors approved dividend that we will pay in December, we have reached our expectation to return at least $400 million to shareholders in 2024 through dividends and share repurchases. We will continue to explore high return opportunities for the remainder of our 2024 free cash flow, including the option to accelerate our share repurchases.”

Drilling Services

During the third quarter, Drilling Services revenue totaled $422 million. Drilling Services adjusted gross profit was $171 million during the quarter compared to $179 million during the prior quarter.

Within the Drilling Services segment for the third quarter, U.S. Contract Drilling revenue was $356 million, and adjusted gross profit was $159 million, which was helped by a better-than-expected average daily margin. U.S. operating days totaled 9,870, with activity in line with our expectation. The average rig revenue per operating day in U.S. Contract Drilling was $36,040 in the quarter, and the adjusted gross profit per operating day in U.S. Contract Drilling was $16,140, which was in line with the previous quarter. Adjusted gross profit per operating day outperformed our expectation, which was the result of better-than-expected revenue per day as well as a sequential improvement in costs per day.

As of September 30, 2024, the Company had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $401 million. Based on contracts currently in place, the Company expects an average of 58 rigs operating under term contracts during the fourth quarter of 2024 and an average of 33 rigs operating under term contracts over the four quarters ending September 30, 2025.

For the third quarter, other Drilling Services revenue, which primarily includes International Contract Drilling and Directional Drilling, was $66 million, with adjusted gross profit of $11 million.

Completion Services

Third quarter Completion Services revenue totaled $832 million, with adjusted gross profit of $128 million. We saw a slight increase in revenue during the quarter, which was driven by a mix shift towards jobs with additional wellsite integration services. Several of our fleets experienced unplanned gaps, however, which impacted fixed cost leverage for those fleets compared to the second quarter. The higher revenue was mostly a function of an increase in activity in natural gas basins compared to the second quarter.

During the third quarter, we continued to see strong financial results as we roll out our electric fleets. We expect the percentage of our pump hours from electric frac equipment to increase again in the fourth quarter. Despite reducing our 2024 capital expenditures, we have increased the expected electric horsepower in our fleet to 155,000 in the fourth quarter this year. Approximately 80% of our active fleet can be powered by natural gas.

We are continuing to streamline our asset base and have stopped investing in older Tier 2 diesel assets. By the end of 2024, we will have retired and decommissioned nearly 400,000 horsepower of older Tier 2 diesel equipment this year and expect to close the year with a total fleet of approximately 3 million horsepower – representing a roughly 10% reduction in our fleet size from the beginning of the year.

Drilling Products

Third quarter Drilling Products revenue totaled $89 million, with adjusted gross profit of $42 million. Third quarter revenue in the Drilling Products business was up 4% sequentially, which was mostly a function of the resumption of activity in Canada following the second quarter spring breakup as well as higher U.S. revenue even as the rig count declined. Adjusted gross profit was up sequentially, with the segment continuing to deliver strong market share gains and steady pricing.

Since Patterson-UTI closed the Ulterra acquisition, the Drilling Products segment has increased market share on rigs operated by our U.S. Contract Drilling business by more than 10%.

Other

During the third quarter, Other revenue totaled $15 million, with adjusted gross profit totaling $5 million during the quarter.

Goodwill and Asset Impairment

During the third quarter, we reported an $885 million charge related to the impairment of goodwill that was recorded from the NexTier merger. The merger was a stock-for-stock transaction that was negotiated at a zero premium to the market price of a share of NexTier at the time of the deal announcement on June 15, 2023. The recorded equity consideration was based on Patterson-UTI’s share price at time the transaction closed on September 1, 2023, which was 34% higher relative to the deal announcement date. This higher share price resulted in a higher recorded equity consideration, leading to the recognition of goodwill from the transaction. The goodwill impairment reflects our updated macro-outlook for the industry and relates only to our Completion Services reporting segment.

On a periodic basis, we evaluate our fleet of drilling rigs for marketability based on the condition of inactive rigs, expenditures that would be necessary to bring inactive rigs to working condition and the expected demand for drilling services by rig type. The components comprising rigs that will no longer be marketed are evaluated, and those components with continuing utility to our other marketed rigs are transferred to other rigs or to our yards to be used as spare equipment. The remaining components of these rigs are abandoned. In the third quarter of 2024, we identified 42 legacy non-Tier 1 rigs and equipment to be retired. Given our updated view on the outlook for industry drilling activity in the United States, we believed these rigs had limited commercial opportunity and were unlikely to ever return to work without a significant capital investment. We recorded a $114 million charge related to this asset retirement in the third quarter of 2024.

Outlook

In drilling, we expect to see a relatively steady rig count for our Tier 1 high-spec drilling rigs through the rest of the year and into 2025. However, the overall industry rig count may fluctuate as older, lower spec assets could see weaker demand given the bifurcated capabilities within the industry rig fleet. We expect customers will reduce completion activity in the fourth quarter before activity recovers again in the first half of 2025.

Within the Drilling Services segment, we expect U.S. Contract Drilling to operate an average of 106 rigs in the fourth quarter, with adjusted gross profit per operating day of slightly less than $15,000. The reduction in adjusted gross profit per operating day relative to prior periods is largely the result of lower revenue per day due to contract churn and rig mix. Aside from U.S. Contract Drilling, we expect other Drilling Services adjusted gross profit will be down slightly in the fourth quarter compared to the prior quarter.

In our Completion Services segment, during the fourth quarter, we see slowing activity into year-end from normal seasonal holidays, while our customers are also reducing completion activity to maintain spending within their budgets. We expect fourth quarter Completion Services adjusted gross profit of approximately $85 million. We believe the Completion Services segment is likely to see higher adjusted gross profit in the first half of 2025, relative to the second half of 2024.

In our Drilling Products segment for the fourth quarter, we expect a slight sequential increase in revenue and adjusted gross profit, driven by growth in our International operations, while U.S. revenue is expected to decline slightly on lower industry rig count.

For the fourth quarter, Other revenue and adjusted gross profit is expected to be roughly flat with the prior quarter.

For the fourth quarter, we expect selling, general and administrative expense of approximately $65 million, and depreciation, depletion, amortization, and impairment expense of approximately $255 million.

We expect fourth quarter capital expenditures to be approximately $150 million.

For purposes of the shareholder return target, the Company defines free cash flow as net cash provided by operating activities less capital expenditures. The shareholder return target, including the amount and timing of any dividend payments and/or share repurchases are subject to the discretion of the Company’s Board of Directors and will depend upon business conditions, results of operations, financial condition, terms of the Company’s debt agreements and other factors.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

Third Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended September 30, 2024, is scheduled for October 24, 2024, at 9:00 a.m. Central Time. The dial-in information for participants is (800) 715-9871 (Domestic) and (646) 307-1963 (International). The conference ID for both numbers is 1337733. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "potential," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the successful integration and expected benefits of the recently completed NexTier merger and Ulterra acquisition on our financial condition, results of operations, strategy and plans and our ability to realize those benefits; synergies, costs and financial and operating impacts of acquisitions, including the NexTier merger and the Ulterra acquisition; the successful integration of NexTier and Ulterra operations and the future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; adverse oil and natural gas industry conditions; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, completion services and drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing Ukraine/Russia and Middle East conflicts and instability in other international regions; strength and financial resources of competitors; utilization, margins and planned capital expenditures; ability to obtain insurance coverage on commercially reasonable terms and liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology and the risk of obsolescence of existing technologies; the ability to attract and retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; difficulty in building and deploying new equipment; governmental regulation, including climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; financial flexibility, including availability of capital and the ability to repay indebtedness when due; adverse credit and equity market conditions; our return of capital to stockholders, including timing and amounts of dividends and share repurchases; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$115,482	$192,680
Accounts receivable, net	863,779	971,091
Inventory	172,750	180,805
Other current assets	150,239	141,122
Total current assets	1,302,250	1,485,698
Property and equipment, net	3,095,070	3,340,412
Goodwill	487,388	1,379,741
Intangible assets, net	962,595	1,051,697
Deferred tax assets, net	—	3,927
Other assets	116,374	158,556
Total assets	$5,963,677	$7,420,031
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$493,360	$534,420
Accrued liabilities	326,794	446,268
Other current liabilities	38,248	69,747
Total current liabilities	858,402	1,050,435
Long-term debt, net	1,219,461	1,224,941
Deferred tax liabilities, net	245,687	248,107
Other liabilities	68,169	75,867
Total liabilities	2,391,719	2,599,350
Commitments and contingencies
Stockholders’ equity:
Stockholders’ equity attributable to controlling interests	3,562,127	4,812,292
Noncontrolling interest	9,831	8,389
Total equity	3,571,958	4,820,681
Total liabilities and stockholders’ equity	$5,963,677	$7,420,031

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
REVENUES	$1,357,222	$1,348,194	$1,011,452	$4,215,776	$2,562,139
COSTS AND EXPENSES:
Direct operating costs	1,011,907	971,164	691,458	3,060,210	1,692,202
Depreciation, depletion, amortization and impairment	374,680	267,638	197,635	917,274	452,629
Impairment of goodwill	885,240	—	—	885,240	—
Selling, general and administrative	65,696	64,578	45,102	195,258	108,925
Credit loss expense	721	(273)	—	5,679	—
Merger and integration expense	6,699	10,645	70,188	29,577	78,128
Other operating expense (income), net	2,908	(10,786)	(2,635)	(19,060)	(9,994)

Total operating costs and expenses	2,347,851	1,302,966	1,001,748	5,074,178	2,321,890

OPERATING INCOME (LOSS)	(990,629)	45,228	9,704	(858,402)	240,249

OTHER INCOME (EXPENSE):
Interest income	745	1,867	2,131	4,801	4,583
Interest expense, net of amount capitalized	(17,990)	(17,913)	(15,625)	(54,238)	(34,189)
Other income (expense)	(716)	224	(618)	358	3,191

Total other expense	(17,961)	(15,822)	(14,112)	(49,079)	(26,415)

INCOME (LOSS) BEFORE INCOME TAXES	(1,008,590)	29,406	(4,408)	(907,481)	213,834

INCOME TAX EXPENSE (BENEFIT)	(30,256)	17,785	(4,130)	7,526	29,820

NET INCOME (LOSS)	(978,334)	11,621	(278)	(915,007)	184,014

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	427	544	(328)	1,442	(328)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(978,761)	$11,077	$50	$(916,449)	$184,342

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$(2.50)	$0.03	$0.00	$(2.29)	$0.79
Diluted	$(2.50)	$0.03	$0.00	$(2.29)	$0.79
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	391,732	399,558	280,218	399,795	233,631
Diluted	391,732	399,558	281,984	399,795	234,488
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.08	$0.24	$0.24

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(915,007)	$184,014
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	917,274	452,629
Impairment of goodwill	885,240	—
Deferred income tax expense	5,824	22,323
Stock-based compensation	35,790	33,338
Net (gain) loss on asset disposals	(5,956)	427
Credit loss expense	5,679	—
Other	1,668	(1,188)
Changes in operating assets and liabilities	(70,810)	(138,261)
Net cash provided by operating activities	859,702	553,282

Cash flows from investing activities:
Acquisitions, net of cash acquired - NexTier	—	(65,185)
Acquisitions, net of cash acquired - Ulterra	2,983	(357,314)
Purchases of property and equipment	(538,036)	(410,417)
Proceeds from disposal of assets	14,685	19,566
Other	(4,447)	(286)
Net cash used in investing activities	(524,815)	(813,636)

Cash flows from financing activities:
Purchases of treasury stock	(269,948)	(124,286)
Dividends paid	(95,593)	(66,724)
Proceeds from revolving credit facility	50,000	420,000
Repayment of revolving credit facility	(50,000)	(420,000)
Proceeds from issuance of senior notes	—	396,412
Payment on finance leases	(36,635)	(6,321)
Repayment of senior notes	—	(7,837)
Other	(9,156)	(2,933)
Net cash (used in) provided by financing activities	(411,332)	188,311
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(753)	1,538
Net decrease in cash, cash equivalents and restricted cash	(77,198)	(70,505)
Cash, cash equivalents and restricted cash at beginning of period	192,680	137,553
Cash, cash equivalents and restricted cash at end of period	$115,482	$67,048

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Drilling Services
Revenues	$421,563	$440,289	$488,775	$1,319,425	$1,456,161
Direct operating costs	$250,877	$261,497	$279,927	$784,111	$842,761
Adjusted gross profit (1)	$170,686	$178,792	$208,848	$535,314	$613,400
Depreciation, amortization and impairment	$201,272	$98,607	$90,668	$392,224	$272,361
Selling, general and administrative	$3,809	$4,073	$3,570	$11,761	$11,810
Other operating income, net	$—	$—	$(127)	$—	$(93)
Operating income (loss)	$(34,395)	$76,112	$114,737	$131,329	$329,322
Capital expenditures	$69,127	$58,426	$89,242	$210,346	$261,155

Completion Services
Revenues	$831,567	$805,373	$459,574	$2,581,937	$1,003,083
Direct operating costs	$703,809	$653,240	$368,869	$2,102,643	$785,458
Adjusted gross profit (1)	$127,758	$152,133	$90,705	$479,294	$217,625
Depreciation, amortization and impairment	$140,930	$138,693	$83,338	$428,303	$135,339
Impairment of goodwill	$885,240	$—	$—	$885,240	$—
Selling, general and administrative	$10,253	$10,637	$7,205	$31,854	$12,388
Other operating income, net	$—	$(7,922)	$—	$(17,792)	$—
Operating income (loss)	$(908,665)	$10,725	$162	$(848,311)	$69,898
Capital expenditures	$86,755	$48,728	$56,464	$258,860	$107,529

Drilling Products
Revenues	$89,102	$86,054	$46,570	$265,129	$46,570
Direct operating costs	$47,144	$46,147	$32,071	$141,921	$32,071
Adjusted gross profit (1)	$41,958	$39,907	$14,499	$123,208	$14,499
Depreciation, amortization and impairment	$22,924	$23,176	$17,075	$73,282	$17,075
Selling, general and administrative	$9,898	$8,092	$3,664	$25,651	$3,664
Operating income (loss)	$9,136	$8,639	$(6,240)	$24,275	$(6,240)
Capital expenditures	$16,309	$13,958	$7,940	$45,853	$7,940

Other
Revenues	$14,990	$16,478	$16,533	$49,285	$56,325
Direct operating costs	$10,077	$10,280	$10,591	$31,535	$31,912
Adjusted gross profit (1)	$4,913	$6,198	$5,942	$17,750	$24,413
Depreciation, depletion, amortization and impairment	$8,330	$5,512	$5,319	$19,253	$21,946
Selling, general and administrative	$156	$253	$188	$649	$656
Operating income (loss)	$(3,573)	$433	$435	$(2,152)	$1,811
Capital expenditures	$5,909	$9,213	$5,972	$18,919	$18,387

Corporate
Depreciation	$1,224	$1,650	$1,235	$4,212	$5,908
Selling, general and administrative	$41,580	$41,523	$30,475	$125,343	$80,407
Merger and integration expense	$6,699	$10,645	$70,188	$29,577	$78,128
Credit loss expense	$721	$(273)	$—	$5,679	$—
Other operating income (expense), net	$2,908	$(2,864)	$(2,508)	$(1,268)	$(9,901)
Capital expenditures	$2,487	$183	$804	$4,058	$15,406

Total Capital Expenditures	$180,587	$130,508	$160,422	$538,036	$410,417

(1)Adjusted gross profit is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense, which does not include impairment of goodwill). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted EBITDA
(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income (loss)	$(978,334)	$11,621	$(278)	$(915,007)	$184,014
Income tax expense (benefit)	(30,256)	17,785	(4,130)	7,526	29,820
Net interest expense	17,245	16,046	13,494	49,437	29,606
Depreciation, depletion, amortization and impairment	374,680	267,638	197,635	917,274	452,629
Impairment of goodwill	885,240	—	—	885,240	—
Merger and integration expense	6,699	10,645	70,188	29,577	78,128
Adjusted EBITDA	$275,274	$323,735	$276,909	$974,047	$774,197

Total revenues	$1,357,222	$1,348,194	$1,011,452	$4,215,776	$2,562,139

Adjusted EBITDA by Operating Segment:
Drilling Services	$166,877	$174,719	$205,405	$523,553	$601,683
Completion Services	117,505	149,418	83,500	465,232	205,237
Drilling Products	32,060	31,815	10,835	97,557	10,835
Other	4,757	5,945	5,754	17,101	23,757
Corporate	(45,925)	(38,162)	(28,585)	(129,396)	(67,315)
Adjusted EBITDA	$275,274	$323,735	$276,909	$974,047	$774,197
(1)Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense (including impairment of goodwill) and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Free Cash Flow
(unaudited, dollars in thousands)

	Nine Months Ended
	September 30,
	2024	2023
Free Cash Flow (1):
Net cash provided by operating activities	859,702	553,282
Less capital expenditures	(538,036)	410,417
Free cash flow	$321,666	$142,865
(1)We define free cash flow as net cash provided by operating activities less capital expenditures. We present free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of free cash flow may not be the same as similarly titled measures of other companies. Free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Drilling Services
Revenues	$421,563	$440,289	$488,775	$1,319,425	$1,456,161
Less direct operating costs	(250,877)	(261,497)	(279,927)	(784,111)	(842,761)
Less depreciation, amortization and impairment	(201,272)	(98,607)	(90,668)	(392,224)	(272,361)
GAAP gross profit	(30,586)	80,185	118,180	143,090	341,039
Depreciation, amortization and impairment	201,272	98,607	90,668	392,224	272,361
Adjusted gross profit (1)	$170,686	$178,792	$208,848	$535,314	$613,400

Completion Services
Revenues	$831,567	$805,373	$459,574	$2,581,937	$1,003,083
Less direct operating costs	(703,809)	(653,240)	(368,869)	(2,102,643)	(785,458)
Less depreciation, amortization and impairment	(140,930)	(138,693)	(83,338)	(428,303)	(135,339)
GAAP gross profit	(13,172)	13,440	7,367	50,991	82,286
Depreciation, amortization and impairment	140,930	138,693	83,338	428,303	135,339
Adjusted gross profit (1)	$127,758	$152,133	$90,705	$479,294	$217,625

Drilling Products
Revenues	$89,102	$86,054	$46,570	$265,129	$46,570
Less direct operating costs	(47,144)	(46,147)	(32,071)	(141,921)	(32,071)
Less depreciation, amortization and impairment	(22,924)	(23,176)	(17,075)	(73,282)	(17,075)
GAAP gross profit	19,034	16,731	(2,576)	49,926	(2,576)
Depreciation, amortization and impairment	22,924	23,176	17,075	73,282	17,075
Adjusted gross profit (1)	$41,958	$39,907	$14,499	$123,208	$14,499

Other
Revenues	$14,990	$16,478	$16,533	$49,285	$56,325
Less direct operating costs	(10,077)	(10,280)	(10,591)	(31,535)	(31,912)
Less depreciation, depletion, amortization and impairment	(8,330)	(5,512)	(5,319)	(19,253)	(21,946)
GAAP gross profit	(3,417)	686	623	(1,503)	2,467
Depreciation, depletion, amortization and impairment	8,330	5,512	5,319	19,253	21,946
Adjusted gross profit (1)	$4,913	$6,198	$5,942	$17,750	$24,413
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense, which does not include impairment of goodwill). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Drilling Services Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended
	September 30,	June 30,
	2024	2024
U.S. Contract Drilling
Revenues	$355,688	$378,398
Less direct operating costs	(196,430)	(210,170)
Less depreciation, amortization and impairment	(194,509)	(89,333)
GAAP gross profit	(35,251)	78,895
Depreciation, amortization and impairment	194,509	89,333
Adjusted gross profit (1)	$159,258	$168,228

Operating days – U.S. (2)	9,870	10,388
Average revenue per operating day – U.S. (2)	$36.04	$36.43
Average direct operating costs per operating day – U.S. (2)	$19.90	$20.23
Average adjusted gross profit per operating day – U.S. (2)	$16.14	$16.19

Other Drilling Services
Revenues	$65,875	$61,891
Less direct operating costs	(54,447)	(51,327)
Less depreciation, amortization and impairment	(6,763)	(9,274)
GAAP gross profit	4,665	1,290
Depreciation, amortization and impairment	6,763	9,274
Adjusted gross profit (1)	$11,428	$10,564
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, amortization and impairment expense, which does not include impairment of goodwill). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.
(2)Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Net Income (Loss) and Adjusted Earnings Per Share
(unaudited, in thousands, except per share data)

	Three Months Ended September 30, 2024
	As Reported		Adjusted
	Total	Per Share	Total	Per Share (1)

Net loss attributable to common stockholders as reported	$(978,761)	$(2.50)	$(978,761)	$(2.50)

Reverse certain items:
Merger and integration expense			6,699
Impairment of goodwill			885,240
Asset abandonment			114,031
Income tax benefit			(25,353)

Adjusted net income (loss)	$(978,761)	$(2.50)	$1,856	$0.00

Weighted average number of common shares outstanding, excluding non-vested shares of restricted stock	391,732		391,732
Add dilutive effect of potential common shares	—		—
Weighted average number of diluted common shares outstanding	391,732		391,732

Federal statutory tax rate			21.0%
(1)We define adjusted net income (loss) as net loss attributable to common stockholders as reported, excluding merger and integration expense, impairment of goodwill, and asset abandonment, less income tax benefit. We present adjusted net income (loss) and adjusted earnings per share in order to convey to investors our performance on a basis that, by excluding the items listed above, is more comparable to our net income (loss) and earnings per share information reported in previous periods. Adjusted net income (loss) and adjusted earnings per share should not be construed as an alternative to GAAP net loss and earnings per share.